EXHIBIT 4.1

To:	Virgin Media Investment Holdings Limited (the Company) for itself and as agent for each of the other Obligors party to the Agreement (as defined below)

14 June 2013
Dear Sirs,
£1,635,000,000 and US$2,755,000,000 credit agreement (the Agreement) dated 7 June 2013 and made between, amongst others, the Company and Credit Suisse AG, London Branch and Credit Suisse AG, Cayman Islands Branch each as facility agent

1.	Background

(a)	This letter is supplemental to and amends the Agreement.

(b)
Pursuant to clause 41 (Amendments) of the Agreement, the Instructing Group has consented to the amendments to the Agreement contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Relevant Finance Parties.

2.	Interpretation

(a)	Capitalised terms defined in the Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)
The provisions of clause 1.3 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

(c)	Effective Date means the date on which the Company countersigns this letter.

3.	Amendments

(a)	The Agreement will be amended from the Effective Date in accordance with subparagraph (c) below.

(b)	The Agreement will be amended as follows:

(i)
the definition of “Finance Parties” will be amended to add the words “, the holders of any Senior Secured Notes and the trustees and/or agents in respect of any Senior Secured Notes” immediately following the words “Hedge Counterparty”; and

(ii)	each reference to “Finance Party” and “Finance Parties” in the Agreement will be amended to insert the word “Relevant” immediately before the word “Finance”, other than:

(A)	the definition of “Finance Parties”; and

(B)	each reference to “Senior Finance Party”.

4.	Miscellaneous

(a)	This letter is a Relevant Finance Document.

(b)	From the Effective Date, the Agreement and this letter will be read and construed as one document.

(c)	Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

5.	Governing law
This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
If you agree to the terms of this letter, please sign where indicated below.

Yours faithfully,

Authorized Signatory     Authorized Signatory
Name:                        Name:
Title:                        Title:

For
CREDIT SUISSE AG, LONDON BRANCH
as Facility Agent for and on behalf of the other Finance Parties

Authorized Signatory Authorized Signatory
Name:                        Name:
Title:                        Title:

For
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Facility Agent for and on behalf of the other Finance Parties

FORM OF ACKNOWLEDGEMENT
We agree to the terms of this letter.

Authorized Signatory

For
VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED
for itself and as agent for the other Obligors
Date: